EXHIBIT 10.1

BILL OF SALE

THIS INDENTURE made this 19th day of September, 2007

BETWEEN:

ACTIVE HAWK MINERALS, LLC

(hereinafter called the "Seller")

OF THE FIRST PART;

- and -

HAWK URANIUM INC.

(hereinafter called the "Buyer")

OF THE SECOND PART.

WHEREAS the Seller is a wholly owned subsidiary of Wits Basin Precious Minerals Inc.

AND WHEREAS the Buyer has agreed to purchase from the Seller all of the Seller’s rights and interests in and to the mining claims set out in Schedule "A" attached hereto, which interests include the "Black Sand Zone" (as such term is defined in the Report on the Holdsworth Gold Prospect Wawa Area, Ontario for Hawk Junction Capital Corp., dated October 2002 and authored by Seymour M. Sears, P.Geo) portion of said mining claims (the "Property");

NOW THEREFORE WITNESSETH that in consideration of the cash payment by the Buyer to the Seller of Fifty Thousand Canadian Dollars ($50,000) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties:

1.	The Seller does hereby quit claim, sell, assign, transfer and set over to the Buyer, any and all of its rights and interests in and to the Property.

2.
Notwithstanding anything in this Indenture, the Seller shall retain a 1% one percent (1%) Gross Gold Royalty ("GGR") in any gold extracted from the "Black Sand Zone" portion of the Property, calculated and payable in accordance with Schedule B hereto, to commence upon the Buyer receiving a Technical Report from a Qualified Person, as such capitalized terms are defined pursuant to National Instrument 43-101 Standards of Disclosure for Mineral Projects, confirming the existence of a Proven Mineral Reserve (as such term is defined under the Canadian Institute of Mining (CIM) Definition Standards on Mineral Resources and Mineral Reserves (as amended from time to time)) on the "Black Sand Zone" portion of the Property. The Buyer shall have the option (the "GGR Buyback Option"), at its discretion, to purchase up to a one half of one percent (1/2%) GGR for a purchase price of Five Hundred Thousand Dollars ($500,000) to be exercised in writing to the Seller. For purposes of greater clarity, the parties hereto agree that the Buyer's right under this Section 2 to purchase the GGR (a) may be exercised all at once or in multiple increments and (b) is limited in that the Buyer may purchase no more than a one half of one (1/2) percent GGR, such that following the Buyer's purchase of such one half of one (1/2) percent, the Seller shall retain a one half of one percent (1/2%) GGR (such 1/2% retained GGR being the "Residual Royalty"). The Seller grants to the Buyer a right of first refusal over any actual or proposed sale or other transfer of the Residual Royalty and agrees that no sale or other transfer of the Residual Royalty shall be agreed to or concluded unless the Seller first offers to sell or otherwise transfer such Residual Royalty to the Buyer for a price that is equal to or less than the price at which it is proposed to be, or actually is, sold to a third party. In addition, the Seller agrees that it may not sell or otherwise transfer that portion of the GGR that is subject to the GGR Buyback Option to any party without the written consent of the Buyer (which consent may be granted or withheld by the Buyer in its sole and absolute discretion).

3.
The Seller hereby represents and covenants that, since it acquired its interests in the "Black Sand Zone" portion of the Property pursuant to a Joint Venture and Joint Contribution Agreement dated June 26, 2003 entered into by Active IQ Technologies, Inc., the Buyer and Hawk Precious Minerals USA, Inc., the Seller has not transferred such interests or otherwise subjected the Property to any liens, charges, encumbrances, or surface-rights restrictions whatsoever, and has not granted or agreed to grant to any party any rights to or in respect of the Property (whether by agreement or otherwise).

4.
The Seller covenants and agrees with the Buyer that it will from time to time, and at the sole cost and expense of the Buyer, make, do and execute, all such reasonable further acts, deeds and assurances necessary or advisable for more effectually assigning and assuring to the Buyer the rights and interests of the Seller in and to the Property in the manner aforesaid and according to the true intent and meaning of this Indenture.

5.	The closing of the purchase and sale of the Property may be subject to approval by the TSX Venture Exchange and the receipt of any other required regulatory approval if necessary.

6.	This instrument shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

7.
This instrument may be executed through original signatures or by facsimile and in any number of counterparts, each of which original or facsimile signatures shall be deemed to be an original, but all of which shall constitute one and the same instrument.

THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF the parties have hereunto set their hands and seals this 19th day of September, 2007.

ACTIVE HAWK MINERALS, LLC.

Per:	/s/ Mark D Dacko
Name: Mark Dacko Title: I/We have the authority to bind the corporation

HAWK URANIUM INC.

Per:	s/s H Vance White
Name: H. Vance White Title: President and CEO I/We have the authority to bind the corporation

Schedule A

Claims List: Corbiere and Esquega Township, Ontario

ACR # 297	ACR # 304	ACR # 2639
ACR # 298	ACR # 305	ACR # 2640
ACR # 299	ACR # 306	ACR # 2641
ACR # 300	ACR # 307	SSM 1054
ACR # 301	ACR #2636	SSM 1055
ACR # 302	ACR # 2637
ACR # 303	ACR # 2638

Schedule B

GROSS GOLD ROYALTY

1.	The GGR which may be payable to a party (the "Payee") by a party (the "Payor") shall be calculated and paid to the Payee in accordance with the terms of this Schedule.

2.	The GGR shall be calculated by multiplying the Gross Revenue by the applicable percentage payable in respect of the GGR.

3.	"Gross Revenue" shall mean the aggregate of the following amounts received in each of the Payor's fiscal quarters:

(a) all revenue received by or credited to the Payor in such fiscal quarter from arm’s length purchasers of gold products;

(b) the fair market value (as determined in good faith by the Board of Directors of the Payor) of all gold products sold by the Payor in such fiscal quarter to persons not dealing at arm’s length with the Payor; and

(c) any proceeds of insurance received by or credited to the Payor in such fiscal quarter due to losses or damages in respect to gold products.

4.
The GGR shall be calculated and paid within 30 days after the end of each of the Payor's fiscal quarters. A statement setting forth calculations in sufficient detail to show how the payment was derived (the "Statement") shall be submitted with the payment.

5.
In the event that final amounts required for calculation of the GGR are not available within the time period referred to in paragraph 4 of this Schedule, then provisional amounts shall be established, the GGR shall be paid on the basis of such provisional amounts and positive or negative adjustments shall be made to the payment in the succeeding fiscal quarter, as necessary.

All GGR payments shall be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the "Objection Notice") describing and setting forth a specific objection to the calculation thereof within 180 days after receipt by the Payee of the Statement. If the Payee objects to a particular Statement as herein provided, the Payee shall, for a period of 180 days after the Payor’s receipt of such Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Payor’s accounts and records relating to the calculation of the GGR in question audited by the auditors of the Payee. If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency or excess will be resolved by adjusting the next GGR payment due hereunder. The Payee shall pay all the costs and expenses of such audit unless a deficiency of 2-1/2% or more of the amount due is determined to exist. The Payor shall pay the costs and expenses of such audit if a deficiency of 2-1/2% or more of the amount due is determined to exist. All books and records used and kept by the Payor to calculate the GGR due hereunder shall be kept in accordance with Canadian generally accepted accounting principles. Failure on the part of the Payee to make claim against the Payor for adjustment in such 180-day period by delivery of an Objection Notice shall conclusively establish the correctness and sufficiency of the Statement and GGR payment for the applicable period.